Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Tom Ryan or Brian Prenoveau, CFA

303-222-6012

Chipotle Mexican Grill, Inc. Reports Fourth Quarter and Full Year 2005 Results

Denver, Colorado — (Business Wire) — March 13, 2006 — Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and full year ended December 31, 2005.

Highlights for the fourth quarter of 2005 and certain comparisons to the fourth quarter of 2004 include:

•                  Revenues increased 36.0% to $173.3 million

•                  Comparable restaurant sales increased 14.3%

•                  Restaurant-level operating margins were 18.6%

•                  Income from operations increased to $7.7 million

•                  Net income was $4.3 million

•                  Diluted earnings per share was $0.16

Highlights for full year 2005 and certain comparisons as to full year 2004:

•                  Revenues increased 33.3% to $627.7 million

•                  Comparable restaurant sales increased 10.2%, representing the eighth consecutive year of double-digit comparable sales increases

•                  Average restaurant sales increased 5.8% to $1.44 million

•                  Restaurant-level operating margins were 18.5%

•                  Income from operations increased approximately fivefold to $31.0 million

•                  Net income was $37.7 million, including a one-time tax benefit of $20.3 million from tax net operating losses

•                  Diluted earnings per share was $1.43, or $0.66 excluding the one-time tax benefit from tax net operating losses, which was realized in the second quarter

“The fourth quarter of 2005 capped another strong year for us,” said Chipotle Founder, Chairman and CEO Steve Ells. “We made considerable progress with our Food with Integrity initiative over the last several months, adding naturally raised chicken in such markets as Chicago, Minneapolis and

Wisconsin, and naturally raised beef in Colorado, Northern California and the Pacific Northwest. In addition to serving all naturally raised pork, nearly half of our chicken and one-third of our beef is now naturally raised.  As we continue to make progress in this important area, we’ll keep moving closer to our goal to change the way people think about, and eat fast food.”

Monty Moran, President & COO added, “Complementing our passion for food is our drive to continually improve customer service, and to create opportunities for our people. We know that our best managers create the best experience in our restaurants. For this reason, we have identified the manager role as the most important at Chipotle. In fact, this was the primary reason we developed our Restaurateur Program. We have already selected the first group of managers to participate in this incentive-based program, and we will be adding more managers to this program as they are identified and approved. We think this will be an important step toward reaching our goal of hiring all of our managers internally within the next few years.”

Fourth Quarter 2005 Results

Revenues for the fourth quarter of 2005 increased 36.0% to $173.3 million from $127.5 million in the fourth quarter of 2004.  This growth in revenues is attributable to a 14.3% increase in comparable restaurant sales growth in the fourth quarter, an increase in revenues from restaurants not yet in the comparable base, and higher menu prices related to the addition of naturally raised chicken or naturally raised beef in several markets as part of our Food with Integrity initiative. Chipotle opened 28 company-owned restaurants during the fourth quarter of 2005 including 26 restaurants in existing markets and two restaurants in what management considers to be new markets.

Higher average restaurant sales helped to increase restaurant-level operating margins to 18.6% in the fourth quarter of 2005 from 14.8% in the fourth quarter of 2004. Also contributing to this increase was a decline in certain commodity costs, menu price increases in certain markets, and improved employee efficiency.

General and administrative expenses were $14.8 million in the fourth quarter of 2005, or 8.5% of revenues, compared to $15.6 million in the fourth quarter of 2004, or 12.3% of revenues.  General and administrative expenses as a percentage of revenues decreased primarily due to the effect of higher sales, and a reserve established in the fourth quarter of 2004 relating to credit card exposure.

Operating income increased to $7.7 million in the fourth quarter of 2005, compared to an operating loss of $3.8 million in the fourth quarter of 2004.

Net income for the fourth quarter of 2005 was $4.3 million compared to a net loss of $3.7 million in the fourth quarter of 2004.

Full Year 2005 Financial Results

Revenues increased 33.3% to $627.7 million from $470.7 million in 2004. The growth in revenues is primarily attributable to a 10.2% increase in comparable restaurant sales and an increase in revenues from restaurants not yet in the comparable base.  The 10.2% comparable restaurant sales increase was primarily the result of increased transactions. The Company opened 80 company-owned restaurants in 2005, representing a 20% increase in Chipotle’s 2004 ending restaurant base.

Higher average restaurant sales in 2005 contributed to an increase in operating margins to 18.5% in 2005 from 16.3% in 2004. Also contributing to this increase was a decline in certain commodity costs,

menu price increases related to the addition of naturally raised chicken and naturally raised beef in certain markets, and improved employee efficiency.

General and administrative expenses were $52.0 million in 2005, or 8.3% of revenues, compared to $44.8 million in 2004, or 9.5% of revenues.  General and administrative expenses as a percentage of revenues decreased primarily due to the effect of higher sales.

Operating income increased to $31.0 million in 2005, compared to operating income of $6.1 million in 2004.

Net income for 2005 was $37.7 million compared to $6.1 million in 2004.  The comparability between periods was affected by the 2005 reversal of the Company’s tax valuation allowance attributable to the company’s net operating loss carry forwards.  The reversal resulted in a one-time, non cash income tax benefit of $20.3 million.

“Full year 2005 was a successful year for Chipotle by virtually any measure,” commented Jack Hartung, Chief Financial and Development Officer.  “New restaurants opened at increasingly higher volumes with comparable restaurant sales surpassing 10% for the eighth consecutive year. In addition, our restaurant-level margins continued to improve over 2004. For the remainder of 2006, we’ll look to maintain our momentum with existing restaurants and continue to pursue great restaurant locations in both new and existing markets.”

Outlook

Comparable restaurant sales momentum from the fourth quarter of 2005 has continued into early 2006 as the Company has benefited from favorable weather in many markets, a comparison against soft comparable sales in early 2005, heightened throughput efforts, and increased brand awareness generated by IPO related publicity.

Accordingly, management now expects full year 2006 comparable restaurant sales to increase in the mid- to high-single digits, with higher comparable sales coming early in 2006 and declining throughout the year as sequential comparisons become more difficult.

Management is also assuming the following for 2006:

•                  Opening 80-90 new restaurants, back-loaded to the last half of the year

•                  Non-cash stock compensation expense of $3.5 million to $4.0 million

•                  An effective tax rate between 41% and 42%

•                  Diluted common shares outstanding of approximately 32.5  million to 33.0 million

Longer-term, we believe that we can grow income from operations at an annual rate of around 25%.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales includes company-owned restaurants only and represents the change in period-over-period sales for the comparable restaurant base.  A restaurant becomes comparable in its 13th month of operation.

We define average restaurant sales as the average trailing 12-month sales for company-owned restaurants in operation for at least 12 full months.

Restaurant-level operating margin represents total revenue less restaurant operating costs, which do not include depreciation and amortization, expressed as a percent of total revenue.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2005 financial results today at 5:00 PM Eastern Time.  Hosting the call will be Steve Ells, Chairman and Chief Executive Officer, Montgomery Moran, President and Chief Operating Officer, and Jack Hartung, Chief Financial and Development Officer.

The conference call can be accessed live over the phone by dialing 1-800-811-0667, or for international callers by dialing 1-913-981-4901.  A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password 3427477.  The replay will be available until March 20, 2006.  The call will be webcast live from the Company’s website at www.chipotle.com under the investor relations section.

About Chipotle

Chipotle Mexican Grill offers a simple menu of burritos, tacos, burrito bols (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity, Chipotle is seeking better food not only from a variety of fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first store in 1993 and operates 500 stores.

Forward-Looking Statements

Certain statements in this press release, including the outlook, we provide for fiscal 2006 and the number of restaurants we intend to open are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by us.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Years ended December 31, ,				Quarters ended December 31
	2005		2004		2005		2004

Revenue:
Restaurant sales	$625,077	99.6%	$468,579	99.5%	$172,484	99.5%	$126,829	99.5%
Franchise royalties and fees	2,618	0.4	2,142	0.5	829	0.5	639	0.5
Total revenue	627,695	100.0	470,721	100.0	173,313	100.0	127,468	100.0

Restaurant operating costs:
Food, beverage and packaging	202,288	32.2	154,148	32.7	55,425	32.0	42,733	33.5
Labor	178,721	28.5	139,494	29.6	49,043	28.3	37,738	29.6
Occupancy	47,636	7.6	36,190	7.7	13,119	7.6	9,998	7.8
Other operating costs	82,976	13.2	64,274	13.7	23,568	13.6	18,166	14.3
General and administrative expenses	51,964	8.3	44,837	9.5	14,752	8.5	15,647	12.3
Depreciation and amortization	28,026	4.5	21,802	4.6	7,634	4.4	5,996	4.7
Pre-opening costs	1,971	0.3	2,192	0.5	724	0.4	631	0.5
Loss on disposal of assets	3,119	0.5	1,678	0.4	1,313	0.8	314	0.2
	596,701	95.1	464,615	98.7	165,578	95.5	131,223	102.9
Income (loss) from operations	30,994	4.9	6,106	1.3	7,735	4.5	(3,755)	(2.9)

Interest income	36	—	211	—	13	—	39	—
Interest expense	(790)	(0.1)	(191)	—	(127)	(0.1)	—	—
Income (loss) before income taxes	30,240	4.8	6,126	1.3	7,621	4.4	(3,716)	(2.9)
Benefit/(provision) for income taxes	7,456	1.2	—	—	(3,359)	(1.9)	—	—
Net income (loss)	$37,696	6.0%	$6,126	1.3%	4,262	2.5%	(3,716)	(2.9)%

Earnings (loss) per common share:
Basic	$1.43		$0.24		$0.16		$(0.14)
Diluted	$1.43		$0.24		$0.16		$(0.14)
Weighted average common shares outstanding:
Basic	26,281		25,454		26,281		26,281
Diluted	26,374		25,520		26,367		26,281

2005 Diluted Earnings Per Common Share, excluding reversal of the tax valuation allowance (in 000’s except share data) (unaudited)

Net income, as reported	$37,696
Valuation allowance reversal	(20,343)
Net income, as adjusted	$17,353
Diluted weighted average common shares	26,374
Diluted EPS, as adjusted	$0.66

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of December 31,
	2005	2004
Total current assets	$17,824	$10,332
Total assets	$392,495	$329,653
Total current liabilities	$41,982	$38,663
Total liabilities	$83,141	$67,087
Total shareholders’ equity	$309,354	$262,566

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Years ended December 31,
	2005	2004
Cash provided by operating activities	$77,431	$39,672
Cash used in investing activities	$(83,036)	$(95,615)
Cash provided by financing activities	$5,666	$55,943

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

($ in thousands)

(unaudited)

	Q1	Q2	Q3	Q4	Year
2005 comparable restaurant sales growth	4.1%	9.6%	11.5%	14.3%	10.2%
2004 comparable restaurant sales growth	23.2%	13.2%	8.9%	10.4%	13.3%
2005 restaurant openings	18	17	17	28	80

	Years ended December 31,
	2005	2004
Number of company owned restaurants	481	401
Average restaurant sales	$1,440	$1,361